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EXHIBIT 5.1

[RKMC Letterhead]
September 21, 2001

Best Buy Co., Inc.
7075 Flying Cloud Drive
Eden Prairie, MN 55344

Ladies and Gentlemen:

    This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of (i) $492,400,000 aggregate principal amount at maturity of Convertible Debentures due June 27, 2021 (the "Debentures") of Best Buy Co., Inc. (the "Company"), (ii) shares of the Company's common stock, par value $0.10 per share (the "Shares") issuable upon conversion of the Debentures, and (iii) guarantees of the Debentures (collectively, the "Guarantees") by each of the Company's Restricted Subsidiaries. For purposes of this opinion, "Restricted Subsidiaries" shall have the meaning set forth therefor in that certain Indenture, dated as of June 27, 2001, between the Company, its subsidiaries identified therein as Guarantors, and Wells Fargo Bank Minnesota, National Association. All of the Debentures, Shares and Guarantees are being registered on behalf of the holders of the Debentures.

    We have acted as counsel for the Company and the Restricted Subsidiaries in connection with the preparation and filing of the Registration Statement. For purposes of our opinion, we have examined and relied upon signed copies of the Registration Statement filed with the Commission as of the date hereof and such other documents, records, certificates and other instruments as we have deemed necessary. We have assumed the genuineness and authenticity of all documents submitted to us as originals of all documents submitted to us as copies.

    We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the laws of the State of Minnesota and the federal laws of the United States of America.

    Based upon the foregoing, we are of the opinion that the Debentures have been duly authorized and validly issued, and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and by judicial limitations on the right of specific performance; that the Shares, when issued upon conversion of the Debentures, will be duly authorized, validly issued and fully paid and nonassessable; and that the Guarantees have been duly authorized and validly issued, and constitute valid and binding obligations of the Restricted Subsidiaries, respectively, enforceable against each of the Restricted Subsidiaries, respectively, in accordance with their terms, except as enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and by judicial limitations on the right of specific performance.

    This opinion letter is issued as of the date hereof and is limited to the laws now in effect, and in all respects is subject to and may be limited by future legislation, as well as by future case law. We assume no responsibility to keep this opinion current or to supplement it to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

    We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of Securities."

Yours very truly,
/s/ ROBINS, KAPLAN, MILLER & CIRESI L.L.P.

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  EXHIBIT 5.1